Exhibit 99.1

Investor Relations inquiries:	Media inquiries:
Jerome Holland	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4021	510.628.4534
jholland@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES SECOND QUARTER EPS OF $0.42; AFFIRMS 2016 OUTLOOK

•	Hawaii container volume up 8.4% YOY in 2Q16
•	Net Income of $18.0 million versus $9.9 million in 2Q15; EPS of $0.42 vs $0.23 in 2Q15
•	EBITDA of $68.8 million versus $57.9 million in 2Q15
•	Expect to close the Span Alaska Transaction in early August

HONOLULU, Hawaii (August 2, 2016) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $18.0 million, or $0.42 per diluted share for the quarter ended June 30, 2016.  Net income for the quarter ended June 30, 2015 was $9.9 million, or $0.23 per diluted share.  The Company’s second quarter 2015 results were negatively impacted by $13.5 million of additional selling, general and administrative expenses related to the Company’s acquisition of Horizon Lines, Inc. (the “Horizon Acquisition”) in excess of the Company’s incremental run-rate target and by $11.4 million of costs related to the Company’s settlement with the State of Hawaii to resolve all claims arising from the discharge of molasses into Honolulu Harbor in September 2013 (the “Molasses Settlement”), which together reduced earnings by $0.33 per diluted share.  Consolidated revenue for the second quarter 2016 was $467.7 million compared with $447.6 million reported for the second quarter 2015.

For the six months ended June 30, 2016, Matson reported net income of $36.1 million, or $0.83 per diluted share compared with $34.9 million, or $0.79 per diluted share in 2015.  Year-to-date 2015 results were also negatively impacted by the additional selling, general and administrative expenses related to the Horizon Acquisition and the costs related to the Molasses Settlement.  Consolidated revenue for the six-month period ended June 30, 2016 was $921.9 million, compared with $845.8 million in 2015.

Matt Cox, Matson’s President and Chief Executive Officer, commented, “Matson’s core businesses delivered operating results and cash flows in the second quarter in line with our expectations.  Market conditions in the China trade remained at depressed levels during the quarter which hurt our year-over-year results when compared to the exceptional demand that benefitted our premium expedited China service last year.  Our Hawaii trade produced solid results benefitting from an 8.4 percent increase in year-over-year volume while we deployed 11 ships during the quarter in order to maintain adequate capacity to serve our customers amid continued market growth.  In Alaska, I’m pleased to report that our integration is substantially complete and we remain on track to achieve our earnings and cash flow accretion expectations for this business.”

Mr. Cox added, “Looking to the remainder of 2016, we are focused on closing and integrating our recently announced acquisition of Span Alaska, underscoring our long-term commitment to Alaska and solidifying Matson’s position as a critical freight transportation provider there.  We expect our core businesses to continue to generate significant cash flow which, combined with our strong balance sheet, will provide for the Span Alaska acquisition, the construction of our new Aloha Class vessels, the consideration of additional fleet renewal investments, and the return of capital to shareholders.”

Second Quarter 2016 Discussion and Outlook for Second Half 2016

The Company’s 2016 outlook excludes any future effects of the pending Transaction with Span Alaska.  The Company expects to update its operating income outlook for the Logistics segment for the effects of the Transaction after closing which is expected in early August.

Ocean Transportation:

In the second quarter 2016, the Company’s Hawaii service achieved 8.4 percent container volume growth compared to the second quarter 2015, the result of competitive gains and modest market growth.  The Company continues to believe that the Hawaii economy is healthy and expects construction activity to be a primary driver of market growth.  For the full year 2016, the Company continues to expect its Hawaii container volume to be moderately higher than 2015; however, with substantially all of that relative increase having occurred in the first half 2016, the Company expects second half 2016 container volume to approximate the level achieved in the second half 2015.

In China, the Company’s container volume in the second quarter 2016 was 9.7 percent lower year-over-year due to continued market softness and the absence of the exceptionally high demand experienced in the second quarter 2015 during the U.S. West Coast labor disruptions.  The Company realized a sizeable rate premium for its expedited service in the second quarter 2016, but as expected, average freight rates were significantly lower than the second quarter 2015 due to the challenging market conditions in the transpacific trade and underlying market rates at historic lows amid chronic over-capacity.  Similarly, for the remainder of 2016, the Company expects its rate premium in China to endure but at rates significantly lower than those achieved in the second half 2015.

In Guam, the Company’s container volume in the second quarter 2016 was essentially flat on a year-over-year basis, as modest market growth was offset by competitive losses to a bi-weekly U.S. flagged containership service that commenced in January 2016.  For the remainder of 2016, the Company expects to experience continued modest competitive volume losses to this new service.

In Alaska, the Company’s container volume for the second quarter 2016 was moderately lower than the level carried by Horizon Lines and Matson in the second quarter 2015, primarily due to muted economic activity.  For the second half 2016, the Company expects the challenging macroeconomic and freight environment in Alaska to result in container volume that is modestly lower than the level achieved in the second half 2015.

For the full year 2016, the Company’s terminal joint venture, SSAT, is expected to contribute modestly lower profits than the $16.5 million contributed in 2015, primarily due to the absence of factors related to the clearing of international cargo backlog in the first half 2015 that resulted from the U.S. West Coast labor disruptions.

As a result, the Company continues to expect full year 2016 Ocean Transportation operating income to be approximately 15 to 20 percent lower than the $187.8 million achieved in 2015.  In the third quarter 2016, the Company expects operating income to be approximately 25 percent lower than the third quarter 2015 level of $68.9 million.

Logistics: The Company expects 2016 operating income to modestly exceed the 2015 level of $8.5 million, driven by volume growth and continued expense control.

Interest Expense: The Company expects its interest expense in 2016 to be approximately $23 million, including interest related to the expected issuance of $200 million of 15-year senior unsecured notes in September 2016, bearing interest at 3.14 percent.

Income Tax Expense: The Company expects its effective tax rate for the full year 2016 to be approximately 39 percent.

Capital Spending and Vessel Dry-docking: In the first half 2016, the Company made capital expenditure payments of $53.3 million, vessel construction progress payments of $12.5 million, and dry-docking payments of $28.5 million.  For the full year 2016, the Company expects to make capital expenditure payments of approximately $85 million, scheduled new vessel construction progress payments of $67.2 million, and dry-docking payments of approximately $60 million.

For the full year 2016, the Company expects depreciation and amortization to total approximately $133 million compared to $105.8 million in 2015, inclusive of dry-docking amortization of approximately $35 million expected in 2016 and $23.1 million in 2015.

Results By Segment

Ocean Transportation — Three months ended June 30, 2016 compared with 2015

	Three Months Ended June 30,
(dollars in millions)	2016	2015	Change
Ocean Transportation revenue	$370.9	$346.7	7.0%
Operating costs and expenses	337.0	315.3	6.9%
Operating income	$33.9	$31.4	8.0%
Operating income margin	9.1%	9.1%

Volume (Units) (1)
Hawaii containers	37,400	34,500	8.4%
Hawaii automobiles	21,200	17,800	19.1%
Alaska containers (2)	16,100	5,200	209.6%
China containers	13,900	15,400	(9.7)%
Guam containers	5,900	5,900	—%
Micronesia/South Pacific containers	3,300	3,800	(13.2)%

(1)

Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.

(2)	Alaska container volume represents operations from the date of Horizon Acquisition on May 29, 2015.

Ocean Transportation revenue increased $24.2 million, or 7.0 percent, during the second quarter 2016 compared with the second quarter 2015.  This increase was primarily due to the inclusion of revenue from the Company’s acquired Alaska service for the full quarter in 2016 and higher container volume in Hawaii, partially offset by lower freight rates and container volume in the Company’s China service and lower fuel surcharge revenue.

On a year-over-year basis, Hawaii container volume increased by 8.4 percent due to competitive gains and modest market growth; Alaska volume increased due to the inclusion of a full second quarter in 2016 compared to a partial second quarter in 2015; China volume was 9.7 percent lower due to continued market softness and the absence of the high demand experienced in the second quarter 2015 related to the U.S. West Coast labor disruptions; and Guam volume was flat as modest market growth was offset by competitive losses associated with the launch of a competitor’s bi-weekly U.S. flagged containership service in January 2016.

Ocean Transportation operating income increased $2.5 million, or 8.0 percent, during the second quarter 2016 compared with the second quarter 2015.  The increase was primarily due to the absence of selling, general and administrative expenses related to the Horizon Acquisition and costs related to the Molasses Settlement, and higher container volume in Hawaii.  Partially offsetting these favorable year-over-year comparisons were lower freight rates and volume in the China service, higher vessel operating expenses related to the deployment of additional vessels in the Hawaii trade, and higher terminal handling expenses.

The Company’s SSAT terminal joint venture investment contributed $3.0 million during the second quarter 2016, compared to a $5.2 million contribution in the second quarter 2015.  On a year-over-year basis, SSAT’s lift volume improved in the second quarter 2016; however, the positive impact of improved lift volume was more than offset by the absence of the benefits related to the clearing of international cargo volume after the U.S. West Coast labor disruptions in the second quarter 2015.

Ocean Transportation — Six months ended June 30, 2016 compared with 2015

	Six Months Ended June 30,
(dollars in millions)	2016	2015	Change
Ocean Transportation revenue	$737.0	$652.2	13.0%
Operating costs and expenses	670.1	576.9	16.2%
Operating income	$66.9	$75.3	(11.2)%
Operating income margin	9.1%	11.5%

Volume (Units) (1)
Hawaii containers	73,600	67,900	8.4%
Hawaii automobiles	38,500	33,700	14.2%
Alaska containers (2)	31,600	5,200	507.7%
China containers	25,700	29,800	(13.8)%
Guam containers	11,400	11,600	(1.7)%
Micronesia/South Pacific containers	6,600	6,400	3.1%

(1)

Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.

(2)	Alaska container volume represents operations from the date of Horizon Acquisition on May 29, 2015.

Ocean Transportation revenue increased $84.8 million, or 13.0 percent, during the six months ended June 30, 2016 compared with the six months ended June 30, 2015.  This increase was primarily due to the inclusion of revenue from the Company’s acquired Alaska service for the full six months period and higher container volume and yield in Hawaii, partially offset by lower freight rates and container volume in the Company’s China service and lower fuel surcharge revenue.

On a year-over-year basis, Hawaii container volume increased by 8.4 percent due to competitive gains and modest market growth; Alaska volume increased due to the inclusion of a full six months period in 2016; China volume was 13.8 percent lower due to market softness and the absence of the high demand experienced in the first six months of 2015 related to the U.S. West Coast labor disruptions; and Guam volume was 1.7 percent lower primarily due to competitive losses associated with the launch of a competitor’s bi-weekly U.S. flagged containership service in January 2016.

Ocean Transportation operating income decreased $8.4 million, or 11.2 percent, during the six months ended June 30, 2016 compared with the six months ended June 30, 2015.  The decrease was primarily due to lower freight rates and volume in the China service, higher vessel operating expenses related to the deployment of additional vessels in the Hawaii trade, and higher terminal handling expenses.  Partially offsetting these unfavorable items were the absence of selling, general and administrative expenses related to the Horizon Acquisition and costs related to the Molasses Settlement, higher container volume and yield improvements in Hawaii, and the inclusion of operating results from the Company’s acquired Alaska service.

The Company’s SSAT terminal joint venture investment contributed $5.6 million during the six months ended June 30, 2016, compared to an $8.6 million contribution in the six months ended June 30, 2015.  On a year-over-year basis, SSAT’s lift volume improved during the first half 2016; however, the positive impact of lift volume was more than offset by the absence of the benefits related to the clearing of international cargo volume after the U.S. West Coast labor disruptions in the first half 2015.

Logistics — Three months ended June 30, 2016 compared with 2015

	Three Months Ended June 30,
(dollars in millions)	2016	2015	Change
Intermodal revenue	$54.2	$55.0	(1.5)%
Highway revenue	42.6	45.9	(7.2)%
Total Logistics Revenue	96.8	100.9	(4.1)%
Operating costs and expenses	94.6	98.6	(4.1)%
Operating income	$2.2	$2.3	(4.3)%
Operating income margin	2.3%	2.3%

Logistics revenue decreased $4.1 million, or 4.1 percent, during the second quarter 2016 compared with the second quarter 2015.  This decrease was primarily the result of lower fuel surcharge revenue, partially offset by higher volume.

Logistics operating income decreased $0.1 million during the second quarter 2016 compared with the second quarter 2015.  The decrease was primarily attributable to lower intermodal yield, partially offset by higher volume.

Logistics — Six months ended June 30, 2016 compared with 2015

	Six Months Ended June 30,
(dollars in millions)	2016	2015	Change
Intermodal revenue	$103.6	$104.6	(1.0)%
Highway revenue	81.3	89.0	(8.7)%
Total Logistics Revenue	184.9	193.6	(4.5)%
Operating costs and expenses	181.1	190.3	(4.8)%
Operating income	$3.8	$3.3	15.2%
Operating income margin	2.1%	1.7%

Logistics revenue decreased $8.7 million, or 4.5 percent, during the six months ended June 30, 2016 compared to the six months ended June 30, 2015. The decrease was primarily the result of lower fuel surcharge revenue, partially offset by higher volume.

Logistics operating income increased by $0.5 million during the six months ended June 30, 2016 compared to the six months ended June 30, 2015, primarily due to higher volume and warehouse operating improvements, partially offset by lower intermodal yield.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents decreased by $6.3 million to $19.2 million during the six months ended June 30, 2016.  Matson generated net cash from operating activities of $78.8 million during the six months ended June 30, 2016, compared to $102.9 million in the first half 2015.  Capital expenditures for the first half 2016 totaled $65.8 million compared with $12.2 million in the first half 2015.  Total debt increased by $32.9 million during the first half 2016 to $462.8 million as of June 30, 2016, of which $441.0 million was long-term debt.

For twelve months ended June 30, 2016, Matson’s Net Income, Cash Flow from Operations, and EBITDA were $104.2 million, $221.2 million, and $312.4 million, respectively.  The ratio of Matson’s Net Debt to last twelve month EBITDA was 1.4 as of June 30, 2016.

As previously announced, Matson’s Board of Directors’ declared a cash dividend of $0.19 per share payable on September 1, 2016 to all shareholders of record as of the close of business on August 4, 2016.

During the second quarter 2016, Matson repurchased 340,001 shares of common stock at an average price of $34.85 per share.  Since the inception of the share repurchase program in November 2015 and as of August 1, 2016, Matson had repurchased a total of 1,109,312 shares of common stock at an average price of $37.96 per share.  An additional 1,890,688 shares are authorized for repurchase under the program.

Subsequent Events

On July 18, 2016, the Company announced that its subsidiary Matson Logistics, Inc. (“Matson Logistics”) and Span Alaska entered into a definitive agreement pursuant to which Matson Logistics will acquire 100 percent of the equity of Span Alaska Transportation, LLC (“Span Alaska”), for a cash purchase price of $197.6 million (the “Transaction”).  The Transaction is expected to be treated as an asset purchase agreement for federal tax purposes which will allow for a step-up in tax basis of the assets producing an anticipated approximate $35 million net present value benefit to Matson.  Matson expects to fund the Transaction from available borrowings under its revolving credit facility.  On July 29, 2016, Matson received notice of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.  The Company expects the Transaction to close in early August after satisfaction of other customary closing conditions.

Also on July 18, 2016, the Company entered into a commitment letter pursuant to which Matson expects to issue $200 million of 15-year senior unsecured notes (the “Notes”) in early September 2016, subject to satisfying customary closing conditions.  The Notes will have a weighted average life of approximately 8.5 years and will bear interest at a rate of 3.14 percent, payable semi-annually.  Proceeds of the Notes are expected to be used to pay down the Company’s revolving credit facility and for general corporate purposes.

Teleconference and Webcast

A conference call is scheduled today at 4:30 p.m. EDT when Matt Cox, President and Chief Executive Officer, and Joel Wine, Senior Vice President and Chief Financial Officer, will discuss Matson’s second quarter 2016 results.

Date of Conference Call:	Tuesday, August 2, 2016

Scheduled Time:	4:30 p.m. EDT / 1:30 p.m. PDT / 10:30 a.m. HST

Participant Toll Free Dial In #:	1-877-312-5524

International Dial In #:	1-253-237-1144

The conference call will be broadcast live along with a slide presentation on the Company's website at www.matson.com; Investor Relations.  A replay of the conference call will be available approximately two hours after the call through August 9, 2016 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 41490761. The slides and audio webcast of the conference call will be archived for one full quarter on the Company's website at www.matson.com; Investor Relations.

About the Company

Founded in 1882, Matson is a leading U.S. carrier in the Pacific.  Matson provides a vital lifeline to the economies of Hawaii, Alaska, Guam, Micronesia and select South Pacific islands, and operates a premium, expedited service from China to Southern California.  The Company's fleet of 22 owned vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges.  Matson Logistics, established in 1987, extends the geographic reach of Matson's transportation network throughout the continental U.S.  Its integrated, asset-light logistics services include rail intermodal, highway brokerage and warehousing.  Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and information to be discussed in the conference call include non-GAAP measures.  While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period.  These non-GAAP measures include, but are not limited to, Earnings Before Interest, Depreciation and Amortization (“EBITDA”) and Net Debt/EBITDA.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding earnings, operating income and cash flow expectations, expenses, rate premiums and market conditions in the China service, trends in volumes, construction cycles in Hawaii, vessel deployments, the absence of an international cargo backlog that existed in 2015, tax rates, the benefits of the proposed transaction between Matson and Span Alaska and the debt private placement, including future financial and operating results, tax benefits, future plans, objectives, expectations (financial or otherwise) and intentions, the estimated timetable for completing the transaction and the debt private placement.  These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to regional, national and international economic conditions; new or increased competition or improvements in competitors’ service levels; fuel prices and our ability to collect fuel surcharges; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; timing of the installation of exhaust gas scrubbers on vessels and the operation of such scrubbers; our ability to maintain volume growth in the Hawaii trade lane; consummating and integrating acquisitions, including the pending acquisition of Span Alaska; the occurrence of any event, change or other circumstances that could give rise to the termination of the purchase agreement for the acquisition of Span Alaska; uncertainties as to the timing of the transaction and the debt private placement; competitive responses to the proposed transaction; response by shareholders to the transaction; risks that any of the closing conditions to the proposed transaction or the debt private placement may not be satisfied in a timely manner; unexpected costs, charges or expenses resulting from the transaction; litigation relating to the transaction; risks related to the disruption of management time from ongoing business operations due to the proposed transaction; failure to realize the synergies and other benefits expected from the proposed transaction; changes in general economic and/or industry-specific conditions; changes in the economic condition of Alaska; competition and growth rates within the logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing truck, rail, ocean and air carriers; changes in customer base due to possible consolidation among customers; fuel prices and availability; and the effect of the announcement of the proposed transaction on the ability of Matson and Span Alaska to retain customers, retain key personnel of Span Alaska and maintain relationships with their suppliers, and on their operating results and businesses generally; conditions in the financial markets; changes in our credit profile and our future financial performance; the timing, amount and manner of share repurchases and the ability to return capital to shareholders through the share repurchase program; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; the potential for changes in the Company’s operations or regulatory compliance obligations and potential governmental agency claims, disputes, legal or other proceedings, fines, penalties, natural resource damages, inquiries or investigations or other regulatory actions relating to the removal of the molasses tank farm and pier risers at Sand Island Terminal; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; and the occurrence of marine accidents, poor weather or natural disasters.  These forward-looking statements are not guarantees of future performance.  This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.  We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per-share amounts)	2016	2015	2016	2015
Operating Revenue:
Ocean Transportation	$370.9	$346.7	$737.0	$652.2
Logistics	96.8	100.9	184.9	193.6
Total Operating Revenue	467.7	447.6	921.9	845.8

Costs and Expenses:
Operating costs	389.9	364.5	766.3	682.7
Equity in income of related party Terminal Joint Venture	(3.0)	(5.2)	(5.6)	(8.6)
Selling, general and administrative	44.7	54.6	90.5	93.1
Total Costs and Expenses	431.6	413.9	851.2	767.2

Operating Income	36.1	33.7	70.7	78.6
Interest expense	(6.5)	(4.6)	(11.4)	(8.9)
Income before Income Taxes	29.6	29.1	59.3	69.7
Income tax expense	(11.6)	(19.2)	(23.2)	(34.8)
Net Income	$18.0	$9.9	$36.1	$34.9

Basic Earnings Per-Share:	$0.42	$0.23	$0.83	$0.80
Diluted Earnings Per-Share:	$0.42	$0.23	$0.83	$0.79

Weighted Average Number of Shares Outstanding:
Basic	43.1	43.5	43.3	43.4
Diluted	43.4	44.0	43.7	43.9

Cash Dividends Per-Share	$0.18	$0.17	$0.36	$0.34

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(In millions)	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$19.2	$25.5
Other current assets	234.6	252.4
Total current assets	253.8	277.9
Long-term Assets:
Investment in related party Terminal Joint Venture	72.2	66.4
Property and equipment, net	873.3	860.3
Goodwill	245.1	241.6
Intangible assets, net	135.4	139.1
Other long-term assets	108.4	84.5
Total assets	$1,688.2	$1,669.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$21.8	$22.0
Other current liabilities	267.9	275.6
Total current liabilities	289.7	297.6
Long-term Liabilities:
Long-term debt	441.0	407.9
Deferred income taxes	317.5	310.5
Other long-term liabilities	205.6	203.2
Total long-term liabilities	964.1	921.6

Total shareholders’ equity	434.4	450.6
Total liabilities and shareholders’ equity	$1,688.2	$1,669.8

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In millions) (Unaudited)

	Six Months Ended June 30,
	2016	2015
Cash Flows From Operating Activities:
Net income	$36.1	$34.9
Reconciling adjustments:
Depreciation and amortization	47.6	35.6
Deferred income taxes	7.4	20.7
Share-based compensation expense	6.2	7.6
Equity in income of related party Terminal Joint Venture	(5.6)	(8.6)
Distribution from Terminal Joint Venture	—	3.5
Other	1.1	3.0
Changes in assets and liabilities:
Accounts receivable	7.9	5.8
Deferred dry-docking payments	(28.5)	(12.3)
Deferred dry-docking amortization	17.2	11.1
Prepaid expenses and other assets	7.3	(12.6)
Accounts payable and accrued liabilities	11.2	(1.9)
Other liabilities	(29.1)	16.1
Net cash provided by operating activities	78.8	102.9

Cash Flows From Investing Activities:
Capital expenditures	(65.8)	(12.2)
Proceeds from disposal of property and equipment	1.7	1.6
Cash deposits into Capital Construction Fund	(12.5)	(2.2)
Withdrawals from Capital Construction Fund	12.5	2.2
Payments for Horizon’s common stock, net of cash acquired	—	(28.7)
Net cash used in investing activities	(64.1)	(39.3)

Cash Flows From Financing Activities:
Excess tax benefit from stock-based compensation	0.1	—
Repayments of debt and capital leases	(11.1)	(33.4)
Proceeds from revolving credit facility	159.0	175.0
Repayments of revolving credit facility	(115.0)	—
Payments of Horizon debt and redemption of warrants	—	(467.5)
Proceeds from issuance of capital stock	0.4	2.5
Tax withholding related to net share settlements of restricted stock units	(6.3)	(2.9)
Dividends paid	(15.8)	(14.9)
Payments for shares repurchased	(32.3)	—
Net cash used in financing activities	(21.0)	(341.2)

Net Decrease in Cash and Cash Equivalents	(6.3)	(277.6)
Cash and cash equivalents, beginning of the period	25.5	293.4
Cash and cash equivalents, end of the period	$19.2	$15.8

Supplemental Cash Flow Information:
Interest paid	$11.6	$8.6
Income tax paid	$5.4	$27.0

Non-cash Information:
Capital expenditures included in accounts payable and accrued liabilities	$4.9	$2.9
Accrued dividend	$8.2	$7.9

MATSON, INC. AND SUBSIDIARIES

Net Debt to EBITDA and EBITDA Reconciliations

(Unaudited)

NET DEBT RECONCILIATION

June 30,
(In millions)	2016
Total Debt:	$462.8
Less: Cash and cash equivalents	(19.2)
Net Debt	$443.6

EBITDA RECONCILIATION

	Three Months Ended
	June 30,			Last Twelve
(In millions)	2016	2015	Change	Months
Net Income	$18.0	$9.9	$8.1	$104.2
Add: Income tax expense	11.6	19.2	(7.6)	63.2
Add: Interest expense	6.5	4.6	1.9	21.0
Add: Depreciation and amortization	23.6	18.6	5.0	94.8
Add: Dry-dock amortization	9.1	5.6	3.5	29.2
EBITDA (1)	$68.8	$57.9	$10.9	$312.4

	Six Months Ended
	June 30,
(In millions)	2016	2015	Change
Net Income	$36.1	$34.9	$1.2
Add: Income tax expense	23.2	34.8	(11.6)
Add: Interest expense	11.4	8.9	2.5
Add: Depreciation and amortization	47.3	35.2	12.1
Add: Dry-dock amortization	17.2	11.1	6.1
EBITDA (1)	$135.2	$124.9	$10.3

(1)

EBITDA is defined as the sum of net income, less income or loss from discontinued operations, plus income tax expense, interest expense and depreciation and amortization (including deferred dry-docking amortization).  EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity.  Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.